SCHEDULE 14C INFORMATION

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Calvert Social Investment Fund
Enhanced Equity Portfolio

(Name of Registrant as Specified in Its Charter)

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CALVERT SOCIAL INVESTMENT FUND
ENHANCED EQUITY PORTFOLIO
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

INFORMATION STATEMENT
REGARDING A CHANGE TO THE FUND'S PORTFOLIO MANAGER

This Information Statement is being supplied to all shareholders of the Enhanced Equity Portfolio (the "Portfolio"), a series of Calvert Social Investment Fund (the "Fund") to inform you of the following change to the management of the Portfolio. On June 2, 2009, following approval by the Board of Trustees of the Fund, Calvert Asset Management Company, Inc. ("CAMCO") assumed responsibility for the day-to-day management of the Portfolio.

We are not asking you for a proxy and you are requested not to send us a proxy. This Information Statement is to be mailed to shareholders of record on or about August 24, 2009.

Shareholders of the Portfolio of record at the close of business on June 30, 2009 ("record date") are entitled to receive this Information Statement. As of this date, as shown on the books of the Portfolio, there were issued and outstanding 5,391,896.88 shares of the Portfolio. As of this same date, there was no Board ownership of Portfolio shares, and the respective officers of the Portfolio beneficially owned less than 1% of the outstanding shares of the Portfolio. As of June 30, 2009, the following shareholders owned of record or beneficially 5% or more of the outstanding voting securities of the Portfolio as shown:

Name and Address	% Owned

Ameritas Life Insurance Corp., Lincoln, NE	14.43% of Class A
Charles Schwab & Co., Inc., San Francisco, CA Reinvest Account	6.02% of Class A
MLPF&S, Jacksonville, FL For the Sole Benefit of its Customers	5.13% of Class A
MLPF&S, Jacksonville, FL For the Sole Benefit of its Customers	7.19% of Class B
MLPF&S, Jacksonville, FL For the Sole Benefit of its Customers	17.71% of Class C
NFS LLC, Bethesda, MD NCCF General Trust	7.10% of Class C
Calvert Distributors, Inc., Bethesda, MD Moderate Allocation Fund	54.28% of Class I
Calvert Distributors, Inc., Bethesda, MD Aggressive Allocation Fund	35.78% of Class I
Calvert Distributors, Inc., Bethesda, MD Conservative Allocation Fund	9.45% of Class I

Background. CAMCO serves as investment advisor to the Fund and to the several other registered investment companies in the Calvert Family of Funds. Calvert Distributors, Inc. ("CDI") serves as the principal underwriter to the Fund. Calvert Administrative Services Company ("CASC") has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs. CAMCO, CDI and CASC are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly owned subsidiaries of UNIFI Mutual Holding Company.

CAMCO entered into an investment advisory agreement with the Fund on March 1, 1999, superseding the original April 1998 investment advisory agreement entered into when the Portfolio was launched (the "Advisory Agreement"). The Board of Trustees, including the Trustees who are not "interested persons" ("Independent Trustees") (as defined under the Investment Company Act of 1940)("1940 Act"), last approved the continuance of the Advisory Agreement on December 2, 2008. The Advisory Agreement was last submitted to shareholders for approval on February 24, 1999.

CAMCO, in turn, retained a sub-advisor to handle the day-to-day management of the Portfolio's assets. Accordingly, SSgA Funds Management, Inc. ("SSgA FM") served as the sub-advisor since the Portfolio's inception. SSgA FM is an affiliate of State Street Global Advisors ("SSgA"), which is the investment management division of State Street Bank and Trust Company, also a wholly-owned subsidiary of State Street Corporation. Under the sub-advisory agreement, SSgA FM received a fee of 0.25% of the Portfolio's average daily net assets. For the Portfolio's most recent fiscal year ended September 30, 2008, $239,913.97 in fees were paid to SSgA FM.

Board Action. On June 2, 2009, the Board of Trustees of the Fund, including the Independent Trustees, voted to terminate the contract of the sub-advisor, and approved CAMCO assuming the portfolio management responsibilities. Following Board approval, CAMCO assumed responsibility for the day-to-day management of the Portfolio at the close of business on June 2, 2009.

This change was precipitated by persistent underperformance of the Portfolio against its benchmark and peers, under SSgA FM's management. After careful consideration, CAMCO determined that it was best suited to achieve the Portfolio's investment objective, and this change was made in an effort to institute stability to the Portfolio's management.

Board Considerations. At the meeting held on June 2, 2009, the Board received information from CAMCO about the proposed management change and the rationale and benefits thereof. At this meeting, the Board of Trustees was provided with information concerning the Advisory Agreement and was informed of the standards it should apply in determining whether to approve the management change. The Board of Trustees was provided information with respect to the factors noted below.

The Trustees engaged in a detailed discussion of the materials with representatives from CAMCO's management team. The Independent Trustees then met separately with independent legal counsel for a full review of the materials. The full Board of Trustees then reconvened and approved the management change with the Independent Trustees voting separately.

The following is a discussion of the factors considered by the Board of Trustees:

  Nature, Extent and Quality of Services Provided by CAMCO. In considering the nature, extent and quality of services to be provided by CAMCO in the day-to-day management of the Portfolio, the Trustees discussed the high quality of services CAMCO proposed to provide to the Portfolio, including CAMCO's management style, the integrity, capability and professional experience of CAMCO's personnel and its overall resources. The Trustees recognized CAMCO's long-standing presence in the investment management arena, and their depth of experience in managing mutual fund assets and in managing comparable strategies. The Trustees also discussed CAMCO's compliance track record. The Trustees noted that CAMCO had the compliance, trading and investment resources necessary for the implementation of the Portfolios investment objectives and strategies. The Board reviewed information relating to CAMCO's operations and personnel, including among other information, biographical information on CAMCO's investment supervising and professional staff and descriptions of its organization and management structure. Based upon their review of the information provided by CAMCO, the Trustees were satisfied with the nature, extent and quality of the services to be provided by CAMCO to the Portfolio.

  Performance. In considering the portfolio management team's investment experience and investment strategies, the Board noted the portfolio manager's performance record with respect to a fund that employed an investment process that was similar to the one that CAMCO's portfolio management team would use in managing the Portfolio. The Board noted that the comparable fund did not utilize social screens similar to those that would be used in managing the Portfolio. The Board took into account CAMCO's track record of successfully integrating its investment processes with social and corporate responsibility criteria as evidenced by its success in managing other funds in the Calvert Group of Funds. Based on the foregoing information, the Trustees determined that CAMCO's investment capabilities and investment strategies were appropriate for pursuing the investment objective of the Portfolio.

  Costs and Profitability. The Trustees received and considered the investment advisory fees for the Portfolio. The Board noted that the advisory fee would not change as a result of the portfolio management change. The Trustees also took into account CAMCO's undertaking to maintain the current advisory fee waiver and CAMCO's undertaking to limit the Portfolio's expenses to the level in effect when CAMCO assumed day-to-day responsibilities for managing the Portfolio. Based upon its review, the Board of Trustees determined that the advisory fee was reasonable and appropriate in light of: (1) the services provided, (2) the management fees and overall expense ratios of comparable funds, as set out in materials provided by CAMCO, and (3) the anticipated profitability of the Portfolio to CAMCO.

  Economies of Scale. The Board of Trustees discussed CAMCO's advisory fee and determined that the fee reflects the current market environment and the competitive nature of the mutual fund industry. The Board of Trustees took into account that the Portfolio's advisory fee contained a breakpoint that would reduce the advisory fee rate on assets above certain specified asset levels as the Portfolio's assets increased. The Board noted that the Portfolio was not currently realizing economies of scale in its advisory fee, but that CAMCO had reduced the level at which the breakpoint would lower the advisory fee.

Investment Advisor. Calvert Asset Management Company, Inc. (CAMCO), 4550 Montgomery Avenue, Suite 1000N, Bethesda, MD 20814, provides the Fund with investment supervision and management and office space, furnishes executive and other personnel to the Fund, and pays the salaries and fees of all Trustees/Directors who are affiliated persons of and employed by CAMCO. CAMCO has served as an investment advisor to mutual funds since the inception of the first Calvert Fund in 1976. As of June 30, 2009, Calvert was the investment advisor for 58 mutual fund portfolios and had approximately $13 billion in assets under management. CAMCO's portfolio managers have been engaged in their professions for, on average, more than 20 years. They offer expertise honed through widely varied market and economic conditions, as well as an approach to investment that is informed by CAMCO's industry-leading analysis of corporate performance in key areas such as the environment and corporate governance.

Information is provided below identifying the individual who is employed by the Advisor, and who is primarily responsible for the day-to-day management of the Portfolio (the "Portfolio Manager").

Natalie A. Trunow is the Senior Vice President and Chief Investment Officer, Equities at CAMCO, and manages the day-to-day investment of the Enhanced Equity Portfolio.
Name of Portfolio Manager	Title	Business Experience During Last 5 Years	Role on Management Team
Natalie Trunow	Senior Vice President - Equities

2008 - Current: Senior Vice President - Equities

2005 - 2008: Portfolio Manager, Global Public Markets Group, General Motors Asset Management

2001 - 2005: Portfolio Manager, Global Equities Group, General Motors Asset Management

Ms. Trunow has 20 years of experience in the securities industry.

Portfolio Manager

CAMCO's directors and principal executive officers are as follows:

Name and Business Address	Principal Occupation
Barbara J. Krumsiek	Director and Chair, President and Chief Executive Officer
Robert-John H. Sands	Director
JoAnn Martin	Director
Ronald M. Wolfsheimer	Senior Vice President, Chief Financial and Administrative Officer
William M. Tartikoff	Senior Vice President, Secretary and General Counsel
Natalie Trunow	Senior Vice President - Equities
Catherine Roy	Senior Vice President and Chief Investment Officer, Fixed Income
Bennett Freeman	Senior Vice President, Sustainable Research and Policy
James McGlynn	Senior Vice President
John Nichols	Vice President
Robert Enderson	Vice President
Patrick Faul	Vice President
Gregory Habeeb	Senior Vice President and Portfolio Manager
Thomas Dailey	Vice President and Portfolio Manager
Alya Kayal	Vice President, Sustainability Research and Policy
Hui Ping Ho	Assistant Treasurer
Susan Walker Bender	Assistant Vice President, Assistant Secretary and Associate General Counsel
Ivy Wafford Duke	Assistant Vice President, Assistant Secretary, Deputy General Counsel and Chief Compliance Officer (Advisor and Distributor)
Lancelot King	Assistant Vice President, Assistant Secretary and Associate General Counsel
Jane Maxwell	Assistant Vice President, Assistant General Counsel and Assistant Secretary
Andrew Niebler	Assistant Vice President, Associate General Counsel and Assistant Secretary
Augusto Macedo	Assistant Vice President, Assistant General Counsel and Assistant Secretary

Investment Advisory Agreement. The general terms of the Advisory Agreement between CAMCO and the Fund include:

  The services to be provided to the Fund. Investment advisory services (manage Portfolio assets and place orders for securities trades), financial, accounting, and administrative services; reports to Fund; reports and other communications to shareholders; provisions regarding Fund personnel; and personnel, office space, and facilities.

  General obligations of CAMCO. Manage the Portfolio in accordance with Portfolio guidelines and restrictions, under the direction of the Board.

  Expenses of the Portfolio. CAMCO will pay all salaries, expenses, and fees of the officers and directors of the Fund who are affiliated with the Advisor.

  Liability issues. CAMCO is not liable for its actions except for loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its duties on behalf of the Fund or from reckless disregard of its duties.

  Continuation of the Agreement. The Advisory Agreement provides for automatic termination unless its continuance is approved at least annually by: (i) a majority of the Board, including those who are not parties to the Agreement or interested persons, within the meaning of the Investment Company Act of 1940 (the "1940 Act"), of any such party ("Independent Trustees"), or (ii) the holders of a majority of the outstanding shares of the Fund. The Advisory Agreement terminates automatically upon its assignment and is terminable at any time, without penalty, by the Board, CAMCO, or the holders of a majority of the outstanding shares of the Fund, upon 60 days' prior written notice.

  Currently, the Advisory Agreement will continue until January 1, 2010 unless terminated earlier, and provided that at least annually thereafter its continuance is approved.

  Compensation. The Fund will continue to pay CAMCO the same advisory fee; however, CAMCO has committed to continue the 0.10% waiver (which previously had been tied to the management of the Portfolio by the former sub-advisor). Thus, CAMCO receives an advisory fee of 0.60%,1 of which 0.10% is waived. The former sub-advisor implemented a fee waiver in March 2002, and CAMCO in turn, agreed to waive the same portion of its advisory fee contingent upon SSgA FM's continued management of the Portfolio. With the termination of the sub-advisor and CAMCO's assumption of responsibility for the day-to-day management of the Portfolio, CAMCO has voluntarily agreed to continue to waive 0.10%.

  For the fiscal year ended September 30, 2008, CAMCO received an aggregate of $575,102 in advisory fees for the Portfolio.

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1   The advisory fee decreases to 0.55% of the daily net assets of the Portfolio for assets over $500 million. As of June 30, 2009, the Portfolio had approximately $62 million in assets.

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800-368-2745.

Delivery of Documents to Shareholders Sharing an Address. Only one Information Statement is being delivered to multiple shareholders sharing an address unless the Fund has received contrary instructions. Upon written or oral request, a separate copy of this Information Statement will be delivered to shareholders at a shared address. If you wish to receive a separate Information Statement, or wish to request a single copy of an Information Statement in the future (if you are receiving multiple copies), contact the Fund as indicated under "Annual Reports" above.